Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Aptevo Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(o)			$20,000,000	0.00015310	$3,062.00
	Other	Pre-funded warrants to purchase common stock	Rule 457(g)			Included above	—	—
	Other	Common warrants to purchase common stock	Rule 457(g)			—	—	—
	Equity	Common stock issuable upon exercise of the Series A Warrants	Rule 457(o)			$20,000,000	0.00015310	$3,062.00
	Equity	Common stock issuable upon exercise of the Series B Warrants	Rule 457(o)			$40,000,000	0.00015310	$6,124.00
	Equity	Common stock issuable upon exercise of the pre-funded warrants	Rule 457(o)			Included above	—	—
Fees Previously Paid	—	—	—			—	—	—
Carry Forward Securities	—	—	—			—	—	—

Total Offering Amounts						$80,000,000	0.00015310	$ 12,248.00
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$ 12,248.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional securities that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)

The proposed maximum aggregate offering price of the shares of common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the shares of common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the shares of common stock and pre-funded warrants (including shares of common stock issuable upon exercise of the pre-funded warrants), if any, is $20,000,000.

(4)	No fee due pursuant to Rule 457(g) under the Securities Act because the warrants are being registered in the same registration statement as the common stock issuable upon exercise of the warrants.
(5)

As estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act, the proposed maximum offering price of the shares of common stock issuable upon exercise of each of the Series A Warrants and Series B Warrants proposed to be sold in the offering is $20,000,000, which is equal to 100% of $20,000,000, as each share of common stock to be sold in this offering (and each pre-funded warrant to be sold in this offering) will receive a Series A Warrant to purchase one share of common stock and a Series B warrant to purchase one share of common stock; however the Series B Warrant may be exercised using the alternative cashless exercise provision contained therein, assuming receipt of Stockholder Approval, whereby the holder thereof may not pay a cash purchase price upon such exercise, but instead would receive upon such exercise two (2) shares of common stock for every Series B Warrant exercised, and consequently the proposed maximum offering price of the shares of common stock issuable upon exercise of only such Series B Warrants proposed to be sold in the offering is $40,000,000, which is equal to 200% of $20,000,000, as each share of common stock to be sold in this offering (and each pre-funded warrant to be sold in this offering) will receive a Series B Warrant to purchase one share of common stock.